Free Writing Prospectus dated March 12, 2012

$1,106,597,000
Mercedes-Benz Auto Receivables Trust 2012-A
Issuing Entity

Daimler Retail Receivables LLC Depositor	Mercedes-Benz Financial Services USA LLC Sponsor and Servicer

The depositor has prepared a preliminary prospectus supplement dated March 12, 2012 (subject to completion, dated March 12, 2012) and a prospectus dated March 12, 2012 which describe the notes to be issued by the issuing entity.  You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch, Inc.	Standard & Poor's Ratings Services
Class A-1	F1+ sf	A-1+ (sf)
Class A-2	AAAsf	AAA (sf)
Class A-3	AAAsf	AAA (sf)
Class A-4	AAAsf	AAA (sf)

It is a condition to the issuance of the notes that each class of the notes receive the ratings listed above.

Joint Bookrunners

J.JP. Morgan	Barclays Capital	HSBC

Co-Managers

Mizuho Securities		RBS

The depositor has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity, and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you request it by calling toll free 1-866-669-7629.